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Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Maria Echaveste

Joshua Gotbaum

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The SOC Details Why Board Change is Needed to Fix Starbucks’ Broken Approach to Labor Issues, Rehabilitate its Reputation and Help Maximize Shareholder Value

Sends letter to Starbucks shareholders and mails definitive proxy materials

SOC’s nominees can bring fresh perspectives and the right expertise to help improve oversight and safeguard the best interests of Starbucks shareholders, customers and employees

Visit www.BrewABetterStarbucks.com for more information

WASHINGTON – January 25, 2024 – The Strategic Organizing Center (the “SOC,” “we” or “us”), a shareholder of Starbucks Corporation (Nasdaq: SBUX) (“Starbucks” or the “Company”), today sent a letter to its fellow shareholders outlining why enhanced oversight and proven human capital management expertise is needed on Starbucks’ Board of Directors (the “Board”). The SOC also filed definitive proxy materials in connection with Starbucks’ Annual Meeting of Shareholders (the “Annual Meeting”), which is currently scheduled for March 13, 2024.

For more information, shareholders can visit: www.BrewABetterStarbucks.com.

The full text of the letter is included below:

Dear Fellow Starbucks Shareholders,

Starbucks is an iconic company. For years, it was known not only for great coffee and service, but also for bringing an enlightened approach to how it treated its workers. Sadly, Starbucks has lost its way.

As a shareholder of Starbucks and as an ally to Starbucks employees – many of whom are also shareholders through the Company’s share ownership program – the Strategic Organizing Center (the “SOC”) is seeking to bring urgently needed change to Starbucks’ boardroom. We believe the current Board has tolerated an unacceptable level of reputational risk, a counterproductive approach to labor issues and a flawed allocation of resources. For these reasons – and to protect shareholder value – we have nominated three director candidates (the “SOC Nominees”), who are ideally suited to help repair the relationship with the Company’s workers and regulators while safeguarding the best interests of all Starbucks’ stakeholders.

You can support this change and be part of ensuring Starbucks returns to the right path for the future. We urge you to use the enclosed BLUE proxy card to vote “FOR” each of the SOC Nominees today. You can also vote for the SOC Nominees on the Company’s White proxy card. We strongly believe that voting for the SOC Nominees will help ensure the status quo does not continue, and that shareholder value does not suffer in the same way the Company’s reputation has.

Starbucks is a company in crisis

For more than two years, Starbucks has gone to historic lengths to counter its employees’ attempts to have their voices heard by unionizing. These actions have not only cost untold millions in legal fees and other expenditures, but the constant media, policymaker and regulatory scrutiny in response to the Company’s actions has also caused significant damage to the value of Starbucks’ previously enviable brand. Consider the facts:

•	Since November 2021, the National Labor Relations Board (“NLRB”) has issued over 130 complaints against Starbucks, including approximately 420 charges of violating federal labor law – all under the watch of the incumbent Board.

•	During this period there have been 1,100 allegations of violating federal labor laws, including terminating workers for union activity, refusing to bargain in good faith and retaliatory store closures.[1]
•	A report recently commissioned by Starbucks in response to a shareholder proposal that won majority support at last year’s annual meeting found that the Company addressed initial employee organizing campaigns “without clear governance,” and that those leading the response to unionization efforts may have prioritized operational change over respecting the “compliance framework created by the presence of” a union.[2]
•	The Company recently experienced significant stock price declines following weakening sales, with the ongoing labor issues, related litigation and staff walkouts also cited by outside observers as negative factors for the share price.[3]
•	Starbucks currently has 370+ unionized stores with more than 9,000 union partners and counting. This is not an issue that is going away.

Starbucks has claimed that it recognizes its employees as its “most important asset.”4 Unfortunately, its recent actions do not back this up.

We believe that if the Company does not take meaningful steps to address the shortcomings of its human capital management strategy, shareholder value could suffer as a result. For instance, under the Company’s “Triple Shot Reinvention Strategy,” it aims to open more than 17,000 new stores by 2030. If the Company continues to try to silence its workforce, we believe this will only continue to divert resources away from Starbucks’ ability to realize its growth objectives.

The bottom line is this: until Starbucks’ Board deals with the crisis that has formed under the current directors’ watch, the Company will not be able to fulfill its vast potential.

The current Board’s efforts are too little, too late

Since the SOC signaled to Starbucks our intention to nominate director candidates, the Company has issued numerous announcements related to its purported commitment to improving relations with its employees.5 These reactive steps have included the formation of a new Board committee, a public letter to Workers United seeking to reengage in negotiations and multiple letters to shareholders. While the optimistic view would be to see some of these steps as encouraging, the reality is that we are only able to truly judge their significance based on what the incumbent Board does, not what it says.

___________________

1 Students Leverage Their University Affiliation to Gain Ground in the Fight Against Starbucks’s Union-Busting Efforts, American Bar Association (Oct. 31, 2023) https://www.americanbar.org/groups/crsj/publications/human_rights_magazine_home/labor-and-employment-rights/students-fight-starbucks-union-busting/.

2 The Company’s “Abridged Report to Starbucks Board of Directors Concerning Starbucks’ adherence to freedom of association and collective bargaining commitments in its Global Human Rights Statement” (see full report here).

3 Why Is Starbucks on the Decline, and Can the Situation Be Turned Around?, RetailWire (Dec. 6, 2023) https://retailwire.com/discussion/why-is-starbucks-on-the-decline-and-can-the-situation-be-turned-around/.

4 A People Company Serving Coffee, Starbucks, https://archive.starbucks.com/collection/a-people-company-serving-coffee.

5 Relevant Company announcements and statements include: (i) press release, dated November 20, 2023, “Starbucks Announces Intention to Establish New Environmental, Partner and Community Impact Board Committee Focused on Oversight of Stakeholder Promises”; (ii) letter, dated December 8, 2023, “Message from Sara: Our Outreach to Resume Contract Bargaining with Workers United”; (iii) letter, dated December 11, 2023, “Letter from Starbucks ceo: Affirming what we stand for”; and (iv) statement, dated December 13, 2023, “Starbucks Reaffirms Its Commitment to the Principles of Freedom of Association and the Right to Collective Bargaining.”

Case in point: Starbucks recently announced its decision to unilaterally appoint three new directors and expand the size of the Board. While the Board could have taken this opportunity to demonstrate its stated “unwavering commitment to elevate the partner (employee) experience and offer partners a bridge to a better future,” none of the new Board members appear to have any notable labor law or labor management relations expertise. These appointments reflect, in our view, a failure by the Board to place due importance on this key aspect of Starbucks’ business and, moreover, a troubling lack of follow-through with respect to the Company’s commitments to its employees.

Further, the NLRB’s “largest and most focused” action against the Company yet was just brought on January 9, encompassing nearly 400 stores and alleging that Starbucks is “failing and refusing to bargain collectively with the union.”6 While the Board may want stakeholders to believe it has seen the light, what we see is an ongoing pattern of disenfranchising employees.

We believe the Company’s level of response following the launch of our campaign represents a clear acknowledgment that the Board’s oversight of the Company’s human capital strategy has been severely misguided and that even Starbucks recognizes that change is needed. However, Starbucks seems to believe it can drive this change purely on its own. The Board’s track record when it comes to these issues fails to make that case.

The SOC Nominees have the unique expertise and independent perspectives Starbucks needs

Our nominees bring significant leadership experience from large, national organizations from within the business, government and non-profit sectors; service on various public and private boards of directors; and expertise in key areas of labor law, policy and regulation. If elected, we expect the SOC Nominees to work constructively and effectively to recalibrate the Company’s approach to its labor issues, rehabilitate its reputation and maximize shareholder value.

The SOC Nominees are:

•	Maria Echaveste, a former senior White House official, senior Department of Labor appointee and corporate attorney with significant international relations and public company board experience.
•	Hon. Joshua Gotbaum, who has been a director of both public and private companies with decades of experience in corporate governance and change, as well as significant public policy and government experience.
•	Wilma Liebman, who possesses over 40 years of experience in labor management, employee relations, wage negotiations, public policy and law – including having served as the Chair of the NLRB under President Barack Obama.

For their full biographies, see https://www.brewabetterstarbucks.com/our-nominees.

We recognize that the incumbent directors on Starbucks’ Board are highly accomplished in their own areas of the business world. It would have been our preference that following the interview process for our nominees, the Company would have looked to add at least some of the SOC Nominees to the Board – rather than unilaterally adding three new directors, given that the SOC Nominees possess demonstrated labor law and labor relations management expertise, which is sorely needed on the Board.

___________________

6 Starbucks Hit With Sweeping Complaint for Refusal to Bargain, Bloomberg Law (Jan. 9, 2024), https://news.bloomberglaw.com/daily-labor-report/starbucks-hit-with-nationwide-complaint-for-refusal-to-bargain.

As a result of the Board’s responses to the ongoing labor crisis, we are recommending shareholders “WITHHOLD” on the following directors: Ritch Allison (Compensation Committee chair), Andy Campion (Audit Committee chair) and Jørgen Vig Knudstorp (Nominating/Governance Committee chair).

We have chosen to oppose these individuals because each of them holds a position of leadership on the Board, as defined by chairing at least one of the Board’s committees. As a result, we believe they bear primary responsibility for the complacency and lack of oversight that has led Starbucks to the current crisis it finds itself in.

*****

The SOC believes that our nominees are the right choice to help address the pressing issues Starbucks is facing as a result of the current Board’s failure to oversee and instill an effective human capital management strategy. We look forward to communicating more with our fellow shareholders in the near future.

Sincerely,

The Strategic Organizing Center

*****

DISCLAIMER

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “will,” “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. Any projected results and/or statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The SOC disclaims any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. Past performance is not indicative of future results.

Investor Contact

Okapi Partners

Bruce Goldfarb / Pat McHugh, (212) 297-0720

info@okapipartners.com

Media Contacts

Longacre Square Partners

soc-sbux@longacresquare.com